Exhibit 10.1

October 23, 2007

Confidential

Mr. Joseph F. Dana

President and

Chief Executive Officer

Propex Inc.

6025 Lee Highway

Chattanooga, TN 37421

Dear Mr. Dana:

This letter agreement (this “Agreement”) confirms the terms under which Propex Inc. and each of its direct and indirect subsidiaries, and any entity formed by, or at the direction of, Propex Inc. (collectively, the “Company”) has engaged Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan Lokey”), effective as of the date indicated above (the “Effective Date”), as its exclusive financial advisor to provide financial advisory services in connection with one or more financing transactions for the Company and with respect to such other financial matters as to which the Company and Houlihan Lokey may agree in writing during the term of this engagement.

1. Services. In connection with a potential Transaction (as defined below), Houlihan Lokey will assist and advise the Company with the analysis, evaluation, pursuit and effectuation of a Transaction. Houlihan Lokey’s services will consist of, if appropriate and if requested by the Company, (i) assisting the Company in the development, preparation and distribution of selected information, documents and other materials, including financial projections, business plan presentations, and scenario-driven financial models, in an effort to create interest in and to consummate any Transaction; (ii) soliciting and evaluating indications of interest and proposals regarding any Transaction from current and/or potential lenders (collectively, “Investors”); (iii) assisting the Company with the development, structuring, negotiation and implementation of any Transaction, including, among other things, assisting the Company with due diligence investigations and participating as a representative of the Company in negotiations with creditors, their advisors, and other parties involved in any Transaction; (iv) advising and attending meetings of the Company’s Board of Directors, creditor groups, official constituencies and other interested parties, as the Company determines to be necessary or desirable; and (vii) providing such other financial advisory services as may be agreed upon by Houlihan Lokey and the Company.

2. Exclusive Agency. The Company agrees that none of it, its controlling equity holders or other affiliates, or its management will proactively initiate discussions regarding a Transaction on a consistent basis during the term of this Agreement, except with prior consultation with Houlihan Lokey provided, however, that nothing herein is intended to limit the Company’s conversations with its agent under the Credit Agreement in the ordinary course of business or any other selective discussions with financing parties, but the Company agrees that it will use reasonable efforts to coordinate these discussions with Houlihan Lokey and include Houlihan Lokey as appropriate. In the event the Company, its controlling equity holders or other affiliates, or its management receives any inquiry regarding a Transaction from any party, the Company shall inform Houlihan Lokey of such inquiry so that Houlihan Lokey can assist the Company in evaluating such party and its interest in a Transaction and in any resulting negotiations.

3. Fees. In consideration of Houlihan Lokey’s acceptance of this engagement and performance of services pursuant to this Agreement, the Company shall pay the following:

(i)	Initial Fee: In addition to the other fees provided for herein, upon the execution of this Agreement, the Company shall pay Houlihan Lokey a nonrefundable cash fee of $150,000, which shall be earned upon Houlihan Lokey’s receipt thereof in consideration of Houlihan Lokey accepting this engagement (“Initial Fee”);

(ii)	Monthly Fees: In addition to the other fees provided for herein, upon the first monthly anniversary of the Effective Date, and on every monthly anniversary of the Effective Date during the term of this Agreement through to, and including, the third monthly anniversary of the Effective Date, the Company shall become obligated to pay Houlihan Lokey, without notice or invoice, a nonrefundable cash fee of $150,000, payable in arrears 30 days after such time, and, on every monthly anniversary thereafter (beginning with the fourth monthly anniversary of the Effective Date), a nonrefundable cash fee of $125,000 (“Monthly Fee”). Each Monthly Fee shall be earned upon Houlihan Lokey’s receipt thereof in consideration of Houlihan Lokey accepting this engagement and performing services as described herein. After the third Monthly Fee, 50% of all additional Monthly Fees paid to, and received by, Houlihan Lokey shall be credited against any Transaction Fee (as defined below) to which Houlihan Lokey becomes entitled hereunder, except that, in no event, shall such Transaction Fee be reduced below zero; and

(iii)	Transaction Fee: In addition to the other fees provided for herein, the Company shall pay Houlihan Lokey the following transaction fee:

Transaction Fee. Upon the closing of a Transaction, Houlihan Lokey shall earn, and the Company shall thereupon pay immediately and directly from the proceeds of such Transaction, as a cost of such Transaction, a cash fee (“Transaction Fee”) equal to .75% of the gross proceeds of any indebtedness issued, amended, restructured, restated, or otherwise addressed in such Transaction; provided, however, such indebtedness should not include the 10% Senior Notes unless such Senior Notes are materially amended or restructured in connection with such transaction. The fees set forth herein shall be in addition to any other fees that the Company may be required to pay to any Investor or other purchaser of securities to secure its financing commitment.

4. Term and Termination. This Agreement may be terminated at any time by either party upon thirty days’ prior written notice to the other party. The expiration or termination of this Agreement shall not affect (i) any provision of this Agreement other than Sections 1 through 3 and (ii) Houlihan Lokey’s right to receive, and the Company’s obligation to pay, any and all fees and expenses due, whether or not any Transaction shall be consummated prior to or subsequent to the effective date of expiration or termination, all as more fully set forth in this Agreement.

In addition, notwithstanding the expiration or termination of this Agreement, Houlihan Lokey shall be entitled to full payment by the Company of the Transaction Fees described in this Agreement: (i) so long as a Transaction is consummated during the term of this Agreement, or within 6 months after the date of expiration or termination of this Agreement (“Tail Period”), and/or (ii) if an agreement in principle to consummate a Transaction is executed by the Company during the term of this Agreement, or within the Tail Period, and such Transaction is consummated at any time in the ensuing 6 months following such execution with the counterparty named in such agreement, or with any affiliate, employee or investor in such counterparty, or any affiliate of any of the foregoing.

5. Transaction. As used in this Agreement, the term “Transaction” shall mean the following: (a) Any transaction or series of related transactions that constitutes any refinancing of all or any portion of the Company’s existing obligations and/or (b) any transaction or series of transactions that constitute a modification or amendment to the terms, conditions, or covenants (including, without limitation, the payment terms, interest rates, advance rates, structure, other debt service requirements, and/or financial or operating covenants) of the Company’s existing Credit Agreement, dated January 31, 2006 (as amended). Transaction shall not include a waiver of a quarterly covenant default or any short term forbearance agreement entered into with the senior secured lenders.

6. Reasonableness of Fees. The parties acknowledge that a substantial professional commitment of time and effort will be required of Houlihan Lokey and its professionals hereunder, and that such commitment may foreclose other opportunities for the firm. Moreover, the actual time and commitment required for the engagement may vary substantially, creating “peak load” issues for the firm. Given the numerous issues which may arise in engagements such as this, Houlihan Lokey’s commitment to the variable level of time and effort necessary to address such issues, the expertise and capabilities of Houlihan Lokey that will be required in this engagement, and the market rate for Houlihan Lokey’s services of this nature, whether in-court or out-of-court, the parties agree that the fee arrangement provided for herein is reasonable, fairly compensates Houlihan Lokey, and provides the requisite certainty to the Company.

7. Expenses. In addition to all of the other fees and expenses described in this Agreement, and regardless of whether any Transaction is consummated, the Company shall reimburse Houlihan Lokey for its reasonable out-of-pocket expenses incurred from time to time in connection with its services hereunder, promptly after invoicing the Company therefor. Houlihan Lokey bills its clients for its reasonable out-of-pocket expenses including, but not limited to (i) travel-related expenses, without regard to volume-based or similar credits or rebates Houlihan Lokey may receive from travel agents and airlines on a periodic basis, and (ii) research, database and similar information charges paid to third party vendors, and postage, telecommunication and duplicating expenses, to perform client-related services that are not capable of being identified with, or charged to, a particular client or engagement in a reasonably practicable manner, based upon a uniformly applied monthly assessment or percentage of the fees due to Houlihan Lokey.

8. Invoicing and Payment. All amounts payable to Houlihan Lokey shall be made in lawful money of the United States in accordance with the payment instructions set forth on the invoice provided with this Agreement, or to such accounts as Houlihan Lokey shall direct, and the Company shall provide contemporaneous written notice of each such payment to Houlihan Lokey. All amounts invoiced by Houlihan Lokey shall be exclusive of value added tax, withholding tax, sales tax, and any other similar taxes (“Taxes”). All amounts charged by Houlihan Lokey will be invoiced together with Taxes where appropriate.

9. Information. The Company will provide Houlihan Lokey with access to management and other representatives of the Company, as reasonably requested by Houlihan Lokey. The Company will furnish Houlihan Lokey with such information as Houlihan Lokey may reasonably request for the purpose of carrying out its engagement hereunder, all of which will be, to the Company’s best knowledge, accurate and complete at the time furnished. The Company further represents and warrants that any financial projections delivered to Houlihan Lokey have been or will be reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the future financial results and condition of the Company. The Company will promptly notify Houlihan Lokey in writing of any material inaccuracy or misstatement in, or material omission from, any information previously delivered to Houlihan Lokey, or any materials provided to any interested party. Houlihan Lokey shall rely, without independent verification, on the accuracy and completeness of all information that is publicly available and of all information furnished by or on behalf of the Company or any other potential party to any Transaction or otherwise reviewed by Houlihan Lokey. The Company understands and agrees that Houlihan Lokey will not be responsible for the accuracy or completeness of such information, and shall not be liable for any inaccuracies or omissions therein. The Company acknowledges that Houlihan Lokey has no obligation to conduct any appraisal of any real property or fixed assets or liabilities of the Company or any other participant in a proposed Transaction. Any advice (whether written or oral) rendered by Houlihan Lokey pursuant to this Agreement is intended solely for the use of the Company. Any advice rendered by, or other materials prepared by, Houlihan Lokey may not be disclosed, in whole or in part, to any third party, or summarized, quoted from, or otherwise referred to in any manner without the prior written consent of Houlihan Lokey. In addition, Houlihan Lokey may not otherwise be referred to without our prior written consent.

10. Limitations on Services as Advisor. Houlihan Lokey’s services are limited to those specifically provided in this Agreement, or subsequently agreed-upon, in writing, by the parties hereto. Houlihan Lokey shall have no obligation or responsibility for any other services including, without limitation, any crisis management or business consulting services related to, among other things, the implementation of any operational, organizational administrative, cash management, or similar activities. Houlihan Lokey is providing the Company with Houlihan Lokey’s services hereunder as an independent contractor, and the parties agree that this Agreement does not create an agency, fiduciary, or third party beneficiary relationship between Houlihan Lokey, on the one hand, and the Company and/or its creditors or any other person, on the other hand. The Company agrees that the advice rendered to it by Houlihan Lokey may not be relied upon by any other person or entity or used for any purpose except as contemplated in this Agreement. In performing its services pursuant to this Agreement, Houlihan Lokey is not assuming any responsibility for the Company’s decision to pursue, or not to pursue, any business strategy, or to effect, or not to effect, any Transaction(s), which decision shall be made by the Company in its sole discretion.

11. Post-Termination Services. If Houlihan Lokey is required to render services not described herein, but which relate directly or indirectly to the subject matter of this Agreement (including, but not limited to, producing documents, answering interrogatories, attending depositions, giving expert or other testimony, whether by subpoena, court process or order, or otherwise), the Company shall pay Houlihan Lokey additional fees to be mutually agreed upon for such services, plus reasonable related out-of-pocket costs and expenses, including, among other things, the reasonable legal fees and expenses of Houlihan Lokey’s counsel in connection therewith.

12. Credit. Upon the consummation of any Transaction, Houlihan Lokey may, at its own expense, place announcements on its corporate website and in financial and other newspapers and periodicals (such as a customary “tombstone” advertisement, including the Company’s logo or other identifying marks) describing its services in connection therewith. The content of any such announcement shall be subject to the Company’s prior approval, which approval shall not be unreasonably withheld. Furthermore, if requested by Houlihan Lokey, the Company agrees that in any press release announcing any Transaction, the Company will include in such press release a mutually acceptable reference to Houlihan Lokey’s role as financial advisor to the Company with respect to such Transaction.

13. Choice of Law; Jury Trial Waiver; Jurisdiction. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN NEW YORK. ALL DISPUTES BETWEEN THE PARTIES TO

THIS AGREEMENT ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF HOULIHAN LOKEY AND THE COMPANY (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS EQUITY HOLDERS) IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE ENGAGEMENT OF HOULIHAN LOKEY PURSUANT TO, OR THE PERFORMANCE BY HOULIHAN LOKEY OF THE SERVICES CONTEMPLATED BY, THIS AGREEMENT. REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF THE PARTIES HERETO, EACH PARTY HEREBY IRREVOCABLY CONSENTS AND AGREES THAT ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE PARTIES HERETO ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE BROUGHT AND MAINTAINED IN ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION SITTING IN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION OVER THE ADJUDICATION OF SUCH MATTERS; PROVIDED THAT SUCH CONSENT AND AGREEMENT SHALL NOT BE DEEMED TO REQUIRE ANY BANKRUPTCY CASE INVOLVING THE COMPANY TO BE FILED IN SUCH COURTS, AND IF THE COMPANY BECOMES A DEBTOR UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, DURING ANY SUCH CASE, ANY CLAIMS MAY ALSO BE HEARD AND DETERMINED BEFORE THE BANKRUPTCY COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY FURTHER IRREVOCABLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND HEREBY WAIVES IN ALL RESPECTS ANY CLAIM OR OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON-CONVENIENS. THE COMPANY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION BROUGHT IN ANY SUCH COURT SHALL BE CONCLUSIVE AND BINDING UPON IT AND MAY BE ENFORCED IN ANY OTHER COURTS HAVING JURISDICTION OVER IT BY SUIT UPON SUCH JUDGMENT. THE COMPANY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ALL SUCH DISPUTES BY THE MAILING OF COPIES OF SUCH PROCESS TO THE COMPANY AT 6025 LEE HIGHWAY, CHATTANOOGA, TN.

14. Indemnification and Standard of Care. As a material part of the consideration for the agreement of Houlihan Lokey to furnish its services under this Agreement, the Company agrees (i) to indemnify and hold harmless Houlihan Lokey and its affiliates, and their respective directors, officers, shareholders, partners, members, employees and controlling persons (collectively, the “Indemnified Parties”), to the fullest extent lawful, from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), joint or several, arising out of or related to Houlihan Lokey’s engagement under this Agreement, any Transaction or proposed Transaction, or any actions taken or omitted to be taken by an Indemnified Party or the Company in connection with this Agreement and (ii) to reimburse each Indemnified Party for all expenses (including without limitation the reasonable fees and expenses of counsel) as they are incurred in connection with investigating, preparing, pursuing, defending, settling or compromising any action, suit, inquiry, investigation or proceeding, pending or threatened, brought by or against any person (including without limitation any shareholder or derivative action), arising out of or relating to such engagement, Transaction or actions. However, the Company shall not be liable under the foregoing indemnity and reimbursement agreement for any loss, claim, damage or liability which is finally judicially determined by a court of competent jurisdiction to have resulted primarily from the willful misconduct or gross negligence of such Indemnified Party.

If for any reason the foregoing indemnification or reimbursement is unavailable to any Indemnified Party or insufficient fully to indemnify any such party or to hold it harmless in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the Company shall contribute to the amount paid or payable by the Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and Houlihan Lokey, on the other hand, in connection with the actual or potential Transaction. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then the Company shall contribute to such amount paid or payable by the Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits, but also the relative fault of the Company, on the one hand, and such Indemnified Party, on the other hand, in connection therewith, as well as any other relevant equitable considerations. Notwithstanding the foregoing, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the amount of fees actually received by Houlihan Lokey from the Company pursuant to this Agreement. The Company shall not settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, suit, inquiry, investigation or proceeding in respect of which indemnification may be sought hereunder (whether or not an Indemnified Party is an actual or potential party thereto), unless such settlement, compromise, consent or termination contains a release of the Indemnified Parties reasonably satisfactory in form and substance to Houlihan Lokey.

The Company further agrees that neither Houlihan Lokey nor any other Indemnified Party shall have any liability (whether direct or indirect and regardless of the legal theory advanced) to the Company or any person or entity asserting claims on behalf of or in right of the Company related to or arising out of Houlihan Lokey’s engagement under this Agreement, any Transaction or proposed Transaction, or any actions taken or omitted to be taken by an Indemnified Party or the Company in connection with this Agreement, except for losses, claims, damages or liabilities incurred by the Company which are finally judicially determined by a court of competent jurisdiction to have resulted primarily from the willful misconduct or gross negligence of such Indemnified Party. The indemnity, reimbursement, and other obligations and agreements of the Company set forth herein (i) shall apply to any services provided by Houlihan Lokey in connection with this engagement prior to the date hereof and to any modifications of this Agreement, (ii) shall be in addition to any obligation or liability which the Company may otherwise have to any Indemnified Party, (iii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Company or any Indemnified Party or any person controlling any of them, and (iv) shall survive the completion of the services described in, and any expiration or termination of the relationship established by, this Agreement.

The Company shall cause any new company that may be formed by the Company or the Company’s subsidiaries, for any purpose, to agree to all of the obligations in this Section to Houlihan Lokey in accordance with the foregoing provisions. Prior to entering into any agreement or arrangement with respect to, or effecting, any (i) merger, statutory exchange or other business combination or proposed sale, exchange, dividend or other distribution or liquidation of all or substantially all of its assets, or (ii) significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth in this Agreement and this Section, the Company will notify Houlihan Lokey in writing thereof (if not previously so notified) and, if requested by Houlihan Lokey, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth in this Agreement and this Section, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and upon terms and conditions reasonably satisfactory to Houlihan Lokey.

15. Miscellaneous. This Agreement shall be binding upon the parties hereto and their respective successors, heirs and assigns and any successor, heir or assign of any substantial portion of such parties’ respective businesses and/or assets. If appropriate, in connection with performing its services for the Company hereunder Houlihan Lokey may utilize the services of one or more of its affiliates, in which case the references herein to Houlihan Lokey shall include such affiliates, provided, however, that the fees and other obligations of the Company described herein comprise all compensation and other obligations to be paid to or owed to Houlihan Lokey and its affiliates, and neither Houlihan Lokey, nor any affiliate of Houlihan Lokey, shall charge any separate or additional fees, or seek the payment of any additional obligations, for services rendered pursuant hereto.

Nothing in this Agreement, express or implied, is intended to confer or does confer on any person or entity, other than the parties hereto, the Indemnified Parties and each of their respective successors, heirs and assigns, any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by Houlihan Lokey hereunder.

This Agreement is the complete and exclusive statement of the entire understanding of the parties regarding the subject matter hereof, and supersedes all previous agreements or understandings regarding the same, whether written or oral. This Agreement may not be amended, and no portion hereof may be waived, except in a writing duly executed by the parties hereto.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect pursuant to the terms hereof.

This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument. Such counterparts may be delivered by one party to the other by facsimile or other electronic transmission, and such counterparts shall be valid for all purposes.

The Company has all requisite power and authority to enter into this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly authorized by all necessary action on the part of the Company and has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms. This Agreement has been reviewed by the signatories hereto and their counsel. There shall be no construction of any provision against Houlihan Lokey because this Agreement was drafted by Houlihan Lokey, and the parties waive any statute or rule of law to such effect.

The Company agrees that it will be solely responsible for ensuring that any Transaction complies with applicable law. The Company understands that Houlihan Lokey is not undertaking to provide any legal, regulatory, accounting, insurance, tax or other similar professional advice and the Company confirms that it is relying on its own counsel, accountants and similar advisors for such advice.

To the extent that the Company hereunder is comprised of more than one entity or company, the obligations of the Company under this Agreement are joint and several, and any consent, direction, approval, demand, notice or the like given by any one of such entities or companies shall be deemed given by all of them and, as such, shall be binding on the Company.

If the foregoing correctly sets forth our Agreement, please sign and return to us the enclosed duplicate hereof along with a check (or wire transfer confirmation) for $150,000 on account of the Initial Fee.

All of us at Houlihan Lokey thank you for choosing us to advise the Company, and look forward to working with you on this engagement.

Very truly yours,

HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL, INC.

By:	/s/ P. Eric Siegert
P. Eric Siegert
Senior Managing Director

Accepted and agreed to as of the Effective Date:

PROPEX INC, On behalf of itself, its direct and indirect subsidiaries and its controlled affiliates

By:	/s/ Joseph F. Dana
Joseph F. Dana
President and Chief Executive Officer